PO BOX 362708
San Juan, PR 00936-2708
Telephone (787)765-9800

August 18, 2005

Dear Colleagues:

Integrity is the cornerstone of any business relationship, and it is especially important in our business, where every day we are entrusted with managing other people’s money. Quite simply, maintaining the highest level of integrity in the work that we do is not only core to Popular’s Institutional Values, but also essential to our success as a business.

I am writing today because I want to ensure that all of us understand Popular’s ethical standards, as well as what we must do to maintain them. To that end, I am pleased to announce that as part of our continuing efforts to ensure that we abide by the highest ethical standards possible, Popular has established a Compliance and Ethics Program that incorporates and further strengthens our Code of Ethics and related procedures to help us all safeguard this essential asset.

In addition, we have taken a number of other steps to enhance our procedures for maintaining ethical standards.  These include:

            •          Ethics Training Sessions
            •          Employee Evaluations
            •          EthicsPoint Line
            •          Monitoring and Auditing Compliance Risk
            •          Organizational Support

We have extracted eleven principles from the Code of Ethics that represent the essence of the conduct we all must abide by:

1.	You must never use or attempt to use your position at Popular to obtain improper personal benefit.
2.	You must not accept a gift or other thing of value if by accepting it you may create the impression that your business judgment has been or could be compromised
3.	You should endeavor to deal fairly with Popular’s customers, service providers, suppliers, competitors and employees.
4.

In carrying out our business, we often learn confidential proprietary information about Popular, its customers, suppliers or employees.  You must maintain the confidentiality of the information entrusted to us and use it appropriately

5.	You must avoid any real or potential conflict of interest.
6.	You are personally responsible for the integrity of the information, reports and records under your control.
7.

Popular’s tangible and intangible assets (such as cash, business plans, customer information, supplier information, intellectual property, etc.) must be protected and used only for proper corporate purposes.

8.	The communities we serve perceive us as representatives of Popular; we should therefore strive to lead by example and become involved within the communities we serve.
9.	You have a right to voluntarily participate in the political process; however, you must do so as an individual, not as a representative of Popular.
10.	Popular is committed to complying with all applicable laws, rules and regulations and you must adhere to such standards.
11.	You are expected to report any ethical issues on a timely and complete basis.

You will receive a copy of the updated Code of Ethics shortly; you can also download it from our website at www.bppr.com.

Ultimately, a Code of Ethics is just a framework for ethical conduct that can neither compel action nor possibly anticipate every situation that might arise. To be successful, a Code of Ethics requires that our actions be guided by common sense, prudence, and clarity of intention. Most importantly, it requires that each of us recognize the important role that we play in protecting the valuable trust that our customers, shareholders, and the communities that we serve have placed on us.

I know I can count on you to do that, and to continue making Popular a place where all of us can be proud to work.

Sincerely,

s/Richard L. Carrión
Richard L. Carrión
Chairman, President and CEO

POPULAR, INC.

Code of Ethics

Institutional Value– Integrity
“We are guided by the highest standards
of ethics, integrity and morality.
Our customers’ trust is of utmost
  importance to our institution.”

I.              Introduction

The communities we serve recognize that Popular, Inc. and its subsidiaries (hereinafter “Popular”) are respected institutions that have always been examples of professional conduct in business practice.  Our high standards of ethics, integrity and morality define Popular’s corporate culture.

Popular’s Code of Ethics reaffirms our corporate culture and provides the general rules to be followed by our directors, employees (regular and temporary) and certain independent contractors, consultants or service providers in order to achieve a conduct that reflects our ethical principles.

Employees must read this Code in conjunction with the Employee Manual, policies and guidelines applicable to your business area.  It is your responsibility to become familiar with such documents.  The Code provides guidelines to help us recognize and understand what constitutes ethical and unethical, illegal or inappropriate behavior.  It is not intended to establish rules governing every possible situation that could potentially affect the reputation of Popular.  When it comes to ethics, our best guide is our common sense, prudence and clarity of intention.

Compliance with Laws, Rules and Regulations

Popular is committed to complying with all applicable laws, rules and regulations. Therefore, you must adhere to the standards and restrictions imposed by such laws, rules and regulations.  Portions of this Code may be supplemented or superseded as required by the laws or regulations of any relevant jurisdiction.

Waivers of this Code

Popular may, from time to time, waive some provisions of this Code.  If you believe that a waiver may be called for, you must contact Popular’s Ethics Officer.
Under the rules of the NASDAQ Stock Market, however, only the independent members of Popular, Inc.’s Board of Directors may approve waivers to this Code for the benefit of Popular’s executive officers or directors, and any such waivers must be promptly disclosed to stockholders.  Therefore, any executive officer or director of Popular who believes that a waiver concerning any provision of this Code may be called for must immediately contact Popular’s Chief Legal Officer.

Observance of this Code

Observance of this Code is extremely important to Popular.  A violation of this Code will be regarded as a serious offense and may constitute grounds for disciplinary action, which may include termination of employment, termination of contract or removal from the Board of Directors, as applicable.

II.            Your Responsibilities to Popular

Popular’s Assets

Popular needs you to protect its tangible and intangible assets, which include cash, securities, business plans, customer information, supplier information, distributor information, intellectual property (computer programs, models, trademarks and other items), physical property and services, as well as those of its customers, suppliers and distributors that are under your control.  Popular’s assets may be used only for proper corporate purposes. Misappropriation of these assets is a breach of your duties to Popular and may constitute an act punishable by law.  Engaging in carelessness or waste in the management of Popular’s assets is also a breach of your responsibilities to Popular.

Popular’s telephone, e-mail, voicemail and computer systems are mainly for business purposes and may not be used in a manner that could be detrimental or embarrassing to Popular.  Personal communications using these systems must be kept to a minimum. You must follow Popular’s Information Systems Use Policy at all times.

Our employees must disclose and assign to Popular all interest in any invention, improvement, discovery or work of authorship made or conceived in connection with their employment with Popular.  If your employment is terminated, all rights to property and information generated or obtained as part of your employment relationship with Popular will remain the exclusive property of Popular.

Popular prohibits the copying, selling, using or distributing of information, software and other forms of intellectual property in violation of license agreements.

Popular’s Records and Reports

The records, data and information that Popular owns, collects, uses and manages must be precise and complete.  You are personally responsible for the integrity of the information, reports and records under your control.  Records must be preserved in sufficient detail as to accurately reflect all of Popular’s transactions.  Financial statements must always be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, Popular’s financial condition and results.  Furthermore, Popular is committed to preparing and maintaining accurate tax-related records, and to submitting tax reports and returns, as well as paying taxes, on a timely basis and in compliance with all applicable laws.

When creating business records and other documents (including e-mails) that may be retained by Popular or a third party, use common sense and observe standards of good taste regarding content and language.  Remember that in the future, Popular or a third party may have to rely on or interpret the records or documents.

You must comply with Popular’s Document Retention Policy at all times.  In doing so, you must be especially cognizant of your obligation to preserve documents that could be potentially relevant to any litigation or any pending, threatened or foreseeable government investigation or proceeding.

Disclosure of Financial Information

Employees and directors involved in Popular’s disclosure of financial information process are required to be familiar and comply with: (i) this Code; (ii) disclosure controls and procedures; and (iii) internal controls over financial reporting procedures.

Each employee or director who is involved in Popular’s disclosure of financial information process must:

i.	be familiar with the disclosure requirements applicable to Popular, as well as with the business and financial operations of Popular;
ii.

not knowingly misrepresent, or cause others to misrepresent, facts about Popular, whether within or outside Popular, including to Popular’s independent auditors, governmental regulators and self-regulatory organizations;

iii.	not take any action to fraudulently coerce or manipulate our independent auditors in any way that could render our financial statements misleading; and
iv.	properly reviewand critically analyze proposed disclosures for accuracy and completeness (or, where appropriate, delegate this task to others).

Popular is committed to complying fully with the Securities and Exchange Commission’s regulations pertaining to disclosure of information, including Regulation FD (Fair Disclosure).  To ensure compliance with the Regulation, employees should consult with Popular’s Chief Financial Officer prior to arranging or participating in any investor or analyst meeting.

Furthermore, Popular, through its senior financial officers, will make full, fair, accurate, timely and understandable disclosure of information that must be made public pursuant to federal securities laws.

Presenting Ethical Issues

The Board of Directors of Popular has delegated the role of applying and interpreting the Code of Ethics to the Chief Legal Officer, the Executive Vice President of People, Communications and Planning, and the Executive Vice President of the Risk Management Group.  They, in turn, supervise Popular’s Ethics Officer, who is responsible for applying this Code to specific situations and who has the authority to interpret the same in any particular situation.

This Code addresses many different business practices and procedures.  However, Popular cannot anticipate every issue that may arise.  If at any time you are unsure of what to do in any situation, use your judgment and common sense, and seek additional guidance and information before you act.  Questions concerning the best course of action in a particular situation, as well as all reports of a suspected or actual possible violation of a law, regulation or Popular ethical standard, must be immediately addressed to any of the following:

                •              Your supervisor or unit’s manager
                •              Your People Division or Office
                •              The Ethics Officer
                •              The Chief Legal Officer
                •              The EthicsPoint line (see below)

You are strongly encouraged to alert or notify Popular of possible ethical issues on a timely and complete basis.  Failure to report any such violation or potential violation is in itself a violation of this Code.  Rest assured that Popular will not retaliate, harass or discriminate against any individual who makes such a report in good faith, or who provides information or assists in a lawful investigation by any law enforcement or regulatory agency, or other governmental body.  Neither will Popular tolerate such behavior from any employee, Board member or service provider.

Whistleblowing

Popular has established procedures for the confidential, anonymous submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls and other auditing matters, as well as suspicious or illegal activities, compliance and ethics violations, and employee-related matters.  If you have a complaint or concern regarding any of these matters, you should promptly contact the EthicsPoint line at www.bancopopular.com/ethicspoint-en for the English version or www.bancopopular.com/ethicspoint for the Spanish version, or by calling 1-866-737-6813 in Puerto Rico, the United States and U.S. Virgin Islands or 1-866-737-6850 if you are elsewhere.  Any call to the EthicsPoint line will be anonymous, unless you elect otherwise.

Investigations Concerning Ethical Issues and Other Matters

Popular needs your full cooperation with all authorized internal or external investigations related, but not limited to, ethical, accounting, auditing, discrimination, harassment or other matters.  You must never withhold or fail to communicate information regarding those matters, as such information must be brought to the attention of senior management.  Making false statements to or otherwise misleading internal or external auditors, Popular’s counsel, Popular’s representatives or regulators constitutes grounds for immediate termination of employment or other relationship with Popular and may also constitute a criminal act that can result in severe penalties.

III.  Workplace Responsibilities

Fair Employment Practices

At Popular, we are committed to providing equal employment opportunities and complying with the full range of fair employment practices and non-discrimination laws. Popular will not retaliate nor allow retaliation against any individual for raising claims of discrimination or harassment.  We must all be familiar and comply with the Equal Employment Opportunity Guidelines and Affirmative Action Programs adopted by Popular.

Discrimination and Harassment

At Popular, we value and respect diversity among our employees and expect our workplace to be representative of this.  We will not tolerate discrimination, harassment or intimidation, whether based on a person’s race, color, religion, sex, age, national origin, political affiliation, disability, or any other legally protected status, to be committed by or against a supervisor, co-worker, customer, vendor or visitor.  These practices are inconsistent with our tradition of providing a respectful, professional and dignified work environment.  We must all become familiar and comply with the guidelines protecting against discrimination and harassment that Popular has adopted.

Relationships Between Co-workers

At Popular, we strive to maintain a respectful and professional work environment.  Accordingly, we must all avoid excessive familiarity, obscene or disrespectful language and improper jokes or comments, such as those with a racial, sexual, political or religious content or in reference to a person’s age, national origin or disability, among others.  Personal relationships between co-workers should not create a conflict with our duties and performance at the Corporation.  If you are either a relative of, or in close relationship with, a co-worker, you must promptly notify your immediate supervisor in order to determine how to handle the situation and avoid any possible conflict of interest that might affect the unit’s operational processes and/or the work environment.

If you become aware of conduct by a co-worker that adversely impacts the Corporation’s best interests, you must immediately notify either your immediate supervisor, the Our People or People and Leadership Division of your Popular company, the Ethics Officer or contact the EthicsPoint line.

Drug-Free Workplace

At Popular, we are also committed to maintaining a healthy and productive work environment.  Therefore, misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs on the job is prohibited.  We must all be familiar with and comply with Popular’s Guidelines on Substance Abuse and any other internal policies or rules on this subject.

Safety in the Workplace

Your safety and that of our customers and visitors while in our workplace is a major source of concern for Popular.  You must become familiar with and comply, as Popular does, with all applicable health and safety laws and regulations, as well as with the internal policies or rules of your business area.

Social Responsibility

The community perceives our employees and directors as representatives of Popular. Therefore, inasmuch as our conduct outside of work may positively or negatively impact the image of Popular and the trust that our clients or potential clients may have in Popular, each employee and director shall lead a decorous and respectable community life.

Furthermore, Popular encourages participation in organizations that promote the well-being of our communities.  Your involvement with the community furthers our institutional values.

IV.  Investments and Conflicts of Interest

Insider Trading

Popular prohibits insider trading.  Such activity is illegal and liability can be imposed on any person who engages in it regardless of his or her position in Popular or whether or not the person makes a profit.  Illegal insider trading refers generally to buying or selling a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of “material nonpublic information” about the security.

The definition of “material, non-public information” is broad.  Information is “material” (and hence, potentially subject to the prohibition on insider trading), if there is a substantial likelihood that a reasonable investor would consider it important in determining whether to trade in a security, or if the information, if made public, would likely affect the market price of such security.  Information may be material even if it relates to future, speculative or contingent events, and even if it is significant when considered in combination with publicly available information.  Examples of material information are: (a) an announcement that the company will receive a tender offer; (b) the declaration of a merger; (c) a positive earnings announcement; (d) an upcoming dividend announcement; (e) an unreleased 'buy' recommendation by an analyst; (f) an imminent exclusive in a financial news column.

Information is considered to be “non-public” unless it has been publicly disclosed, and adequate time has passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities, the issuance of press releases, and may also include meetings with members of the press and public.

Furthermore, it is against Popular’s policy for any employee or director who may have inside or non-public information about any of our customers or clients or any other company, to purchase or sell securities of those companies.

The foregoing prohibitions apply to transactions for any Popular account, client account or “personal account.”  A “personal account” is any account in which you have a financial or beneficial interest, or the power to affect or ability to influence trading or investment decisions, either directly or indirectly.  “Personal accounts” typically include accounts of spouses, children and other members of your household.

Also, inside information should not be disclosed to employees or outsiders, inasmuch as they might make improper use of the same under the applicable securities laws and regulations or might disclose it to others who might make improper use of the information.  Because the information is not available to other investors, a person using such knowledge could be trying to gain an unfair advantage over the rest of the market. When “tipping” (the action of providing inside information to another person) others, you may be liable for insider trading, even if you do not receive any monetary benefit from the tippee (person receiving the information).

If you are uncertain about the legal rules involving your purchase or sale of any securities issued by Popular or any securities in companies that you are familiar with by virtue of your work for Popular, or if you believe you have come into possession of inside information, you may not execute any trade in the securities of the subject company without first consulting with the office of the Chief Legal Officer, who will then determine whether such trade would violate Popular’s policy or applicable laws.

Directors and executive officers must be familiar and comply with the more detailed requirements described in Popular’s “Director and Executive Officer Guide for Compliance with Certain Provisions of the U.S. Federal Securities Laws.”

Personal Investments in securities issued by Popular

Popular supports and promotes employee stock ownership.  Investments in securities issued by Popular for personal accounts, as defined under the section “Insider Trading”, should be made with a long-term orientation and as part of a broader investment strategy.  For this purpose, you may take advantage of the opportunities Popular offers through its various employee stock plans and its Dividend Reinvestment Plan.

Conflicts of Interest

A “conflict of interest” occurs when an individual’s personal interest interferes or appears to interfere with the interests of Popular.  Conflicts of interest are prohibited as a matter of corporate policy.  In particular, an employee or director must never use or attempt to use his or her position at Popular to obtain any improper personal benefit for him or herself, for his or her family, or for any other person.

Popular has a Corporate Guideline on Conflicts of Interest.  Moreover, additional rules are applicable to executive officers and directors.  You are responsible for knowing and complying with the Corporate Guideline on Conflicts of Interest, as well as with any other relevant policies applicable to you or your business area.

Because it is impossible to describe every potential conflict, Popular must rely on your commitment to exercise sound judgment.  Should you become aware of a conflict of interest or if you are concerned that a conflict might develop, bring the matter to the attention of the Ethics Officer promptly.  Furthermore, you must disclose to the Ethics Officer any material transaction or relationship that could reasonably be expected to give rise to such a conflict.  Examples of the most common areas in which real or perceived conflicts of interest may arise follow:

                Gifts and Entertainment

With certain exceptions, you may not accept or provide gifts or other things of value, including entertainment, from or to current or prospective Popular customers or suppliers, particularly if by accepting or providing you may create the impression that your business judgment has been or could be compromised.  Similarly, you may not accept or allow your close family members to accept or provide gifts, services, loans or other things of value from or to customers, suppliers or others in exchange for a past, current or future business relationship with Popular.  Popular has a Corporate Guideline on Conflicts of Interest, which deals with the matter of gifts and entertainment, with which you must be familiar and comply.

                Outside Business Activities

 Popular encourages your participation in unaffiliated non-profit and certain for-profit companies or organizations.  However, in order to avoid even the appearance of a conflict of interest with Popular, you must notify the Ethics Officer if you are a director, officer, employee, agent, consultant or advisor in any such company or organization.  If the entity is a competitor, vendor or prospective vendor of Popular, you must specifically request the approval of the Ethics Officer before participating or collaborating with any such entity.

If, upon complying with this Code, you accept an appointment to an unaffiliated entity, you must ensure the proper treatment of confidential information you receive from such entity.

                Additional Employments, Other Businesses and Political Appointments

Any employee that wishes to maintain additional employment to that held at Popular or establish a business outside Popular must request prior approval from the Our People or People and Leadership Division of the relevant Popular company.  The additional employment or business may not create a conflict of interest with the employee’s duties and responsibilities at Popular nor affect the employee’s performance or efficiency.  The work at Popular must be the employee’s priority at all times.

No Popular employee may accept a political appointment or position that may interfere with his/her responsibilities at the Corporation, affect or jeopardize Popular’s image or reputation, or identify Popular with any political party, candidate or political organization (such as, but not limited to, a position as Municipal Assemblyperson).  For additional related information, please refer to this Code’s section on “Political Activities, Contributions and Lobbying.”

                Corporate Opportunities

 Popular’s employees and directors have the duty to advance Popular’s business interests when the opportunity to do so arises.  Accordingly, you are prohibited from taking or directing to a third party any business opportunity that is discovered through the use of corporate property, information or position to a third party, unless Popular has already been offered the opportunity and turned it down in writing.  More generally, you are prohibited from using corporate property, information or your position to compete with Popular or for personal gain.

Sometimes the line between personal and Company benefits is difficult to draw, and occasionally there are both personal and Company benefits in certain activities.  The only prudent course of conduct for you is to make sure that any use of Popular’s property or services that is not solely for the benefit of Popular is approved beforehand by the Ethics Officer.

                Related Party Business Dealings

You  must notify the manager of your area or the Ethics Officer of any business relationship or proposed business transaction Popular may have with any company in which you or a party related to you has a direct or indirect interest, or from which you or your related party may derive a benefit, or in which your related party is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest.  These could arise, for example, in situations where Popular is buying or selling property owned by a member of your family or a corporation you own or control.

Directors and executive officers must be familiar and comply with the Audit Committee’s Related Party Transaction Procedures.  These procedures require the approval of the Audit Committee of Popular Inc.’s Board of Directors before any director or executive officer engages in certain transactions with Popular or its subsidiaries.

                Personal Financial Services

You are encouraged to use Popular as your provider of personal financial services.  These services will be provided on the same terms as they are provided to all Popular employees.  Any business arrangements between you and Popular which are non-standard must have the prior approval of the manager of your business area and the Ethics Officer.  Likewise, unless preferential treatment is available on the same terms to similarly situated persons, you should not receive preferential treatment from suppliers, service providers or customers without prior approval from the manager of your business area and the Ethics Officer.

V.  Representing Popular

Fair Dealing

We have a history of success through honest business competition and by not seeking competitive advantages through illegal or unethical business practices.  You should endeavor to deal fairly with Popular’s customers, service providers, suppliers, competitors and employees.  You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

You must deal with Popular’s customers, suppliers, service providers, competitors and employees without regard to race, color, religion, sex, age, national origin, political affiliation, disability, or any other legally protected status.

Publishing, Public Appearances and Media

You may not publish any material, make speeches, give interviews, make public appearances or respond to any inquiries from the media that relate to Popular, without first notifying the manager of your business area and your company’s public relations officer or designated individual.

Dealing with Suppliers

Popular purchases all goods and services on the basis of price, quality, availability, terms and service in order to make the best use of its assets and deliver value to its customers and shareholders.

Suppliers and service providers must comply with all applicable laws, as well as with Popular’s applicable policies, and agree to keep any relationship with Popular confidential, unless disclosure is approved by an authorized representative of Popular.

Persons engaged in procurement decisions for Popular must at all times be guided by the best interest of Popular, and avoid any undue influences, any real or perceived conflicts of interest, or appearance of impropriety.

Political Activities, Contributions and Lobbying

You have the right to voluntarily participate in the political process.  However, you must do so as an individual, not as a representative of Popular.  You may not use Popular’s name or property for any political fundraiser or other campaign activities, or work on any such activities while on company time.  Any overt, visible and partisan political activity that may cause someone to believe that your actions reflect the views or position of Popular requires the prior approval of the Government Affairs Office. Furthermore, if you choose to contribute individually to a political group or candidate, you must be familiar and comply with the laws and regulations applicable to political contributions.  Popular may not require you to contribute, support or oppose any political group or candidate.  Any participation in a political process other than through Popular’s Government Affairs Office is to be undertaken as an individual – not as a representative of Popular. Moreover, in the event of an appointment to public office, public corporation or government agency, you must obtain the prior approval from Popular’s Board of Directors through the Ethics Officer.

You may not engage in lobbying activities on behalf of Popular without the prior approval of Popular’s Government Affairs Office. Lobbying activities must be approved by Popular’s Government Affairs Office.

We remind you that Popular has a Policy on Political Contributions with which we must all comply. Any questions regarding said Policy must be directed to Popular’s Government Affairs Office.

VI.  Privacy and Confidentiality

Confidential and Proprietary Information

In carrying out Popular’s business, you often learn confidential or proprietary information about Popular, its customers, suppliers or joint venture parties.  You must maintain the confidentiality of all information so entrusted to us, except when disclosure is authorized or legally mandated.  Confidential or proprietary information of Popular, and of other companies, includes, but is not limited to, any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.  Your responsibility is to protect the confidentiality of non-public information you obtain in connection with your activities at Popular while working for Popular and continues after you cease your employment or association with Popular.

Privacy of Customer Information and Protection of Data

Keeping customer information secure and using it appropriately is a top priority for Popular.  Any confidential information shared by our customers with us should be properly safeguarded.  Furthermore, customer information may only be used for the reasons for which it was gathered, unless further use is allowed by law or by the customer.  Accordingly, you may not disclose to co-workers, relatives, friends or others outside Popular information, such as social security numbers, personal information, account balances, credit history, savings and investment reports and other information, nor matters brought to your attention by our customers or prospective customers, except when strictly necessary for official purposes or if you are specifically authorized to do so.  Any unauthorized disclosure of our clients’ confidential information may result in termination of employment or other relationship with Popular.

Popular has a Privacy Policy that details our commitments to our customers and the processes that define, document, monitor and manage the security of information.  You must be familiar with and comply with our Privacy Policy.

Privacy of Employee Information

We recognize that certain employee information may be private and confidential, and are committed to the protection of this information.  Confidential employee information must not be shared or discussed outside Popular, except as authorized by the employee or as required by law, rule, regulation or a subpoena or order issued by a court of competent jurisdiction or requested by a judicial, administrative or legislative body.  Under any other circumstances, the Chief Legal Officer must approve requests for such records from anyone outside Popular.

VII.  Other Legal and Compliance Matters

The following discussion highlights other laws and issues of general application, but does not attempt to cover every circumstance that may arise in business transactions. When in doubt, you are urged to consult the Chief Legal Officer.

Anti-Money Laundering / Know Your Customer

Popular is committed to assisting governments, international organizations and other members of the financial services industry in the struggle to close the channels used by money launderers.  Therefore, Popular requires its businesses to develop and implement effective anti-money laundering programs to comply with applicable law and to shield Popular from being used as a money laundering conduit.  You must know and comply with your business’s specific anti-money laundering policies, programs and procedures.  No business opportunity is worth compromising our commitment to combat money laundering.

The USA Patriot Act and other laws and regulations impose specific requirements for financial institutions to know their customers.  You must follow Popular’s Know Your Customer Policy and any Know Your Customer policies and procedures specific to your business.

You may direct any questions regarding Popular’s anti-money laundering and know-your-customer efforts to your AML Compliance Officer.  Any unusual activities regarding money laundering or terrorism financing must be reported to your AML Compliance Officer or, should you wish to make your report anonymously, to the EthicsPoint line at www.bancopopular.com/ethicspoint-en for the English version or www.bancopopular.com/ethicspoint for the Spanish version, or by calling 1-866-737-6813 in Puerto Rico, the United States and U.S. Virgin Islands or 1-866-737-6850 if you are elsewhere.

Financial Holding Company Regulatory Restrictions

The U.S. Bank Holding Company Act and other banking laws impose various requirements and restrictions on the activities of Popular.  In order to ensure compliance therewith, you must consult with the Legal Division of your particular business unit in the event of proposed acquisitions, investments or the divestiture of businesses or assets, or to discuss any interest in providing new products or services.

VIII.        Conclusion

At Popular, we have always been distinguished by our great sense of professionalism and our excellent reputation.  Integrity is the value that describes the essence of our professional conduct and serves as the foundation for the execution of our business practices and the strengthening of our clients’ trust.  Our Code of Ethics reaffirms this commitment.

Popular’s Code of Ethics provides the general rules and ethical principles that must guide our behavior during our employment relationship or association with Popular.  Each one of us must represent the high levels of ethics, integrity and morality that define our corporate culture.

As part of this commitment, every year we must read the Code of Ethics and certify that we have read, understood and complied with the same.  In addition, we must promptly report any real or potential violation to any of our ethical standards.

Our actions and performance should always reaffirm our commitment to this Code of Ethics.  We are all responsible for protecting Popular’s integrity.

Code of Ethics 2005
Appendix

Ethics Officer
Beatriz Rodríguez-Burgos, Esq.
1500 Ponce de León Ave.
BPPR Building, 5th Floor
San Juan, PR 00909
(787)723-0077 ext. 3534
berodriguez@bppr.com

Chief Legal Officer
Brunilda Santos de Alvarez, Esq.
209 Muñoz Rivera Ave.
Popular Center Building 3rd Floor
San Juan, PR 00918
(787)765-9800 ext. 6472, 6470
bsantos@bppr.com

Chief Financial Officer
Jorge Junquera
209 Muñoz Rivera Ave.
Popular Center Building 3rd Floor
San Juan, PR 00918
(787)765-9800 ext. 5504
jjunquera@bppr.com

Executive VP Corporate People, Communications and Planning
Tere Loubriel
209 Muñoz Rivera Ave.
Popular Center Building 3rd Floor
San Juan, PR 00918
(787)765-9800 ext. 7055, 5501
tloubriel@bppr.com

Executive VP Risk Management Group
Amílcar Jordán, Esq.
209 Muñoz Rivera Ave.
Popular Center Building 3rd Floor
San Juan, PR 00918
(787)765-9800 ext. 6205, 6202
ajordan@bppr.com

SVP Corporate Communications
Teruca Rullán-Alvarez
209 Muñoz Rivera Ave.
Popular Center Building 11th Floor
San Juan, PR 00918
(787)765-9800 ext. 5965
trullan@bppr.com

Government Affairs Office
Eduardo Negrón-Méndez, Esq.
209 Muñoz Rivera Ave.
Popular Center Building 9th Floor
San Juan, PR 00918
(787)765-9800 ext. 6419
ejnegron@bppr.com

Compliance Officers

Banco Popular (Puerto Rico & Virgin Islands)
Carmen M. Pagán, Esq.
268 Ponce de León Avenue
Home Mortgage Plaza, 14th Floor
San Juan, PR 00918
(787)771-9680
cmpagan@bppr.com

Popular Auto
Arnaldo García
131 Federico Costa Street
Suite 100
San Juan, PR  00918
(787)759-4843
argarcia@bppr.com

Popular Securities
Carlos González Stawinski, Esq.
209 Muñoz Rivera Ave.
Plaza Level Popular Center,
San Juan, PR 00918
(787)296-0637
cagonzalez@bppr.com

Popular Insurance
Cristina Pedraza
270 Muñoz Rivera Ave.
6th Floor
San Juan, PR  00918
(787)759-0080
cpedraza@popularinsurance.com

Popular Mortgage
Luz E. Batista
268 Ponce de León Ave.
Home Mortgage Plaza, 8th Floor
San Juan, 00918
(787)999-9374
lbatista@popularmortgagepr.com

Popular Finance
Ismael Purcell, Esq.
Cond. El Señorial
Salud Street 10
Ponce, PR  00733
(787)844-2760
ipurcell@popularfinance.com

EVERTEC
Isabel Ramos-Toral, Esq.
Road 176 Km. 1.3
Cupey Center
Bldg. A 003
San Juan, PR  00926
(787) 281-5202
isramos@evertecinc.com

BPNA & PCE
Xenia Vieth, Esq.
9600 West Bryn Mawr Avenue
Suite 400
Rosemont, IL 60018
(847)994-5960
xvieth@bpop.com

Popular Financial Holdings
Denise Lee, Esq.
301 Lippincott Drive
Marlton, NJ 08053
(856) 396-2606
denise.lee@popularfh.com

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